U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                   ---------------------------
                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):

[   ] Form 10-K          [   ] Form 20-F     [   ]  Form 11-K
[ X ] Form 10-Q          [   ] Form N-SAR    [   ]  Form 10-KSB
[   ] Form 10-QSB

For Period Ended: June 30, 2001         SEC File Number: 0-20995
[   ] Transition Report on Form 10-K    CUSIP Number: 928430 10 7
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:


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PART I - REGISTRANT INFORMATION

                    EDGE TECHNOLOGY GROUP, INC.
                    (Full Name of Registrant)


                   901 Yamato Road, Suite 175
             (Address of Principal Executive Office)


 Boca Raton, Florida                                       33431
  (City and State)                                       (Zip Code)


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PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[X]  (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)  The accountant's statement or other
          exhibit required by rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.

The Registrant is in the final stages of formulating a business plan which will affect the known operating trends disclosed in the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and requires additional time to complete the business plan and accounting issues related thereto. Registrant therefore requires additional time to make appropriate disclosures in accordance with Item 303 of Regulation S-K.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       Graham C. Beachum II       214               999.2245
             (Name)           (Area Code)      (Telephone Number)


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(2)  Have all other periodic reports
     required under Section 13 or 15(d)
     of the Securities Exchange Act of
     1934 or Section 30 of the Investment
     Company Act of 1940 during the
     preceding 12 months been filed?       [ X ]  Yes   [   ]  No

     If answer is no, identify reports.


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(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?                              [ X ]  Yes   [   ]  No

     If so, attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   EDGE TECHNOLOGY GROUP, INC.
          (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2001


                         By:  /s/  GRAHAM C. BEACHUM II
                            ---------------------------------------
                         Name: Graham C. Beachum II
                         Title: President and Chief Executive Officer
                                and Principal Accounting Officer



                            ATTENTION
Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).

                           ATTACHMENT
                               TO
                   NOTIFICATION OF LATE FILING
                          OF FORM 10-Q
          FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                     ITEM NO. PART IV(3)

     In July 2001, the Registrant obtained information regarding a valuation of its investment in PurchasePooling Solutions, Inc. and, based upon that information, determined that the investment ws impaired. Accordingly, the Registrant intends to record an impairment charge of approximately $2,307,262 which is anticipated to be included in "impairment of assets" in the Registrant's Statement of Operations.